EXHIBIT 1
ECI Telecom Ltd. Interim Consolidated Financial Statements (Unaudited) As of September 30, 2006

ECI Telecom Ltd.

Consolidated Financial Statements as of September 30, 2006

Interim Unaudited Consolidated Balance Sheets as of

	September 30	September 30	December 31
	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands

Assets

Current assets
Cash and cash equivalents	95,872	50,747	63,828
Short-term investments	76,537	41,681	41,304
Receivables:
Trade, net	176,647	151,495	152,805
Other	31,941	19,501	24,751
Prepaid expenses	4,512	4,958	3,617
Work in progress	5,537	4,485	2,937
Inventories	154,252	165,348	146,963

Total current assets	545,298	438,215	436,205

Long-term receivables, net	7,324	8,066	8,273

Long-term deposit and marketable securities	83,049	138,073	139,964

Assets held for severance benefits	25,411	25,055	25,931

Investments	13,369	21,561	19,787

Property, plant and equipment
Cost	283,569	263,113	265,446
Less - Accumulated depreciation	162,163	144,244	145,855

	121,406	118,869	119,591

Software development costs, net	11,861	11,953	11,999

Goodwill	39,329	39,329	39,329

Other assets, net	44,027	48,645	47,656

Total assets	891,074	849,766	848,735

/s/ Rafi Maor	President, Chief Executive Officer
Rafi Maor

/s/ Giora Bitan	Executive Vice President,
Giora Bitan	Chief Financial Officer

October 26, 2006

ECI Telecom Ltd.

	September 30	September 30	December 31
	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands

Liabilities and shareholders' equity

Current liabilities
Trade payables	77,701	59,252	56,451
Other payables and accrued liabilities	121,358	126,385	120,538

Total current liabilities	199,059	185,637	176,989

Long-term liabilities
Other liabilities	992	130	157
Liability for employee severance benefits	47,820	47,589	48,340

Total long-term liabilities	48,812	47,719	48,497

Total liabilities	247,871	233,356	225,486

Minority Interest	4,120	4,140	4,120

Shareholders' equity
Ordinary shares NIS 0.12 par value per share,
Authorized 200,000,000 shares; Issued and outstanding
117,450,354 shares as at September 30, 2006,
111,293,938 as at September 30, 2005 and
111,827,822 shares as at December 31, 2005	6,396	6,233	6,262
Capital surplus	655,689	646,090	648,532
Accumulated other comprehensive income	1,362	11,737	8,486
Accumulated deficit	(24,364)	(51,790)	(44,151)

Total shareholders' equity	639,083	612,270	619,129

Total liabilities and shareholders' equity	891,074	849,766	848,735

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Operations

	Nine months ended		Three months ended		Year ended
	September 30	September 30	September 30	September 30	December 31
	2006	2005	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Revenues	502,311	460,773	170,028	162,429	629,918
Cost of revenues	299,663	266,085	99,313	94,037	367,779
Gross profit	202,648	194,688	70,715	68,392	262,139
Research and development costs, net	74,810	63,473	24,394	24,604	87,289
Selling and marketing expenses	70,297	71,214	24,158	25,769	95,826
General and administrative expenses	36,071	31,245	11,937	10,458	41,976
Recovery of doubtful debt	-	(10,356)	-	-	(10,356)
Amortization of acquisition - related intangible assets	3,765	1,486	1,274	1,025	2,902
Impairment of loans	-	3,000	-	-	3,000
Acquired in-process research and development	-	890	-	-	890
Operating income	17,705	33,736	8,952	6,536	40,612
Financial expenses	(1,770)	(3,097)	(583)	(1,137)	(3,656)
Financial income	8,736	6,645	2,979	2,642	8,857
Other income (expenses), net	4,179	338	(308)	(72)	1,917
Income from continuing operations before taxes on income	28,850	37,622	11,040	7,969	47,730
Taxes on income	(3,391)	(2,668)	(1,165)	(793)	(3,454)
Income from continuing operations after taxes on income	25,459	34,954	9,875	7,176	44,276
Company's equity in results of
investee company	(5,672)	(2,581)	(2,787)	(1,112)	(4,285)
Minority interest	-	(148)	-	153	(127)
Net income	19,787	32,225	7,088	6,217	39,864

Earnings per ordinary share
Basic earnings per share:
Net earnings per ordinary share ($)	0.17	0.29	0.06	0.06	0.36

Weighted average number of shares outstanding used to compute basic earnings per share - in thousands	115,327	110,112	116,554	110,608	110,322

Diluted earnings per share:
Net earnings per ordinary share ($)	0.16	0.27	0.06	0.05	0.34

Weighted average number of shares outstanding used to compute diluted earnings per share - in thousands	120,000	118,193	119,463	118,311	118,058

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Comprehensive Income

	Nine months ended		Three months ended		Year ended
	September 30	September 30	September 30	September 30	December 31
	2006	2005	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Net income	19,787	32,225	7,088	6,217	39,864

Other comprehensive income (loss):

Changes in the fair value of financial instruments, net of taxes (nil)	(2,682)	20,423	2,333	(449)	19,226

Realization of loss (gain) on available for sale securities	(4,066)	-	9	-	-

Unrealized holding gain (loss) on available for sale securities arising during the period, netof taxes(nil)	(376)	3,951	233	3,778	1,897

Total other comprehensive income (loss)	(7,124)	24,374	2,575	3,329	21,123

Comprehensive income	12,663	56,599	9,663	9,546	60,987

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
				other	Accumulated	Total
	Number of	Share	Capital	comprehensive	earnings	shareholders'
	shares (1)	capital	surplus	income (loss)	(deficit)	equity
	$ in thousands except share amounts
Balance at
January 1, 2006	111,827,822	6,262	648,532	8,486	(44,151)	619,129

Net income for the nine months ended September 30, 2006	-	-	-	-	19,787	19,787
Employee stock options exercised and paid	5,304,917	134	10,179	-	-	10,313
Share-based payments expenses	-	-	9,406	-	-	9,406
Restricted shares issuance	343,813	-	-	-	-	-
Restricted shares forfeited	(26,198)	-	-	-	-	-
Net unrealized loss on available for sale securities	-	-	-	(376)	-	(376)
Realization of gain on available for sale securities	-	-	-	(4,066)	-	(4,066)
Changes in the fair value of financial instruments	-	-	-	(2,682)	-	(2,682)
Distribution of available for sale securities as dividend in kind	-	-	(12,428)	-	-	(12,428)

Balance at
September 30, 2006	117,450,354	6,396	655,689	1,362	(24,364)	639,083

Balance at
January 1, 2005	109,391,828	6,198	642,222	(12,637)	(84,015)	551,768

Net income for the nine months ended September 30, 2005	-	-	-	-	32,225	32,225
Employee stock options exercised and paid	1,313,617	35	3,041	-	-	3,076
Restricted shares issuance	583,585	-	-	-	-	-
Shares issuance	4,908	-	35	-	-	35
Share-based payments expenses	-	-	792	-	-	792
Net unrealized gain on available for sale securities	-	-	-	3,951	-	3,951
Changes in the fair value of financial instruments	-	-	-	20,423	-	20,423

Balance at
September 30, 2005	111,293,938	6,233	646,090	11,737	(51,790)	612,270

(1) Issued and outstanding.

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Changes in Shareholders' Equity (cont’d)

				Accumulated
				other	Accumulated	Total
	Number	Share	Capital	comprehensive	earnings	shareholders’
	of shares (1)	capital	surplus	income (loss)	(deficit)	equity
	$ in thousands, except share amounts

Balance at
July 1, 2006	117,072,532	6,387	652,695	(1,213)	(31,452)	626,417

Net income for the three months ended September 30, 2006	-	-	-	-	7,088	7,088
Employee stock options exercised and paid	315,748	9	269	-	-	278
Share-based payments expenses	-	-	2,725	-	-	2,725
Restricted shares issuance	67,206	-	-	-	-	-
Restricted shares forfeited	(5,132)	-	-	-	-	-
Net unrealized gain on available for sale securities	-	-	-	233	-	233
Realization of loss on available for sale securities	-	-	-	9	-	9
Changes in the fair value offinancial instruments	-	-	-	2,333	-	2,333

Balance at
September 30, 2006	117,450,354	6,396	655,689	1,362	(24,364)	639,083

Balance at
July 1, 2005	110,503,052	6,227	644,917	8,408	(58,007)	601,545

Net income for the three months ended September 30, 2005	-	-	-	-	6,217	6,217
Employee stock options exercised and paid	207,301	6	422	-	-	428
Restricted shares issuance	583,585	-	-	-	-	-
Share-based payments expenses	-	-	751	-	-	751
Net unrealized gain on available for sale securities	-	-	-	3,778	-	3,778
Changes in the fair value of financial instruments	-	-	-	(449)	-	(449)

Balance at
September 30, 2005	111,293,938	6,233	646,090	11,737	(51,790)	612,270

(1) Issued and outstanding.

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statements of Changes in Shareholders' Equity (cont’d)

				Accumulated
				other	Accumulated	Total
	Number of	Share	Capital	comprehensive	earnings	shareholders’
	shares (1)	capital	surplus	income (loss)	(deficit)	equity
	$ in thousands, except share amounts

Balance at
January 1, 2005	109,391,828	6,198	642,222	(12,637)	(84,015)	551,768

Net income for the year
ended December 31, 2005	-	-	-	-	39,864	39,864
Employee stock options
exercised and paid	1,697,867	45	4,254	-	-	4,299
Shares issuance	4,908	-	35	-	-	35
Share-based payments
expenses	-	-	2,040	-	-	2,040
Restricted shares issuance	742,776	19	(19)	-	-	-
Restricted shares forfeited	(9,557)	-	-	-	-	-
Net unrealized gain on
available for sale
securities	-	-	-	1,897	-	1,897
Changes in fair value of
financial instruments	-	-	-	19,226	-	19,226
Balance at
December 31, 2005	111,827,822	6,262	648,532	8,486	(44,151)	619,129

(1) Issued and outstanding

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statement of Cash Flows

	Nine months ended		Three months ended		Year ended
	September 30	September 30	September 30	September 30	December 31
	2006	2005	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Cash flows from operating
activities

Net income for the period	19,787	32,225	7,088	6,217	39,864

Adjustments to reconcile
income to cash provided by
operating activities:

Depreciation and amortization	28,453	28,470	9,679	10,033	36,665
Share-based payments expenses	9,406	792	2,725	751	2,040
Gain on sale of property and
equipment	(538)	(473)	(193)	(46)	(2,398)
Impairment of loans	-	3,000	-	-	3,000
Capital losses (gains), net	(3,692)	(2,166)	9	46	(2,096)
Other - net	(3,849)	2,585	(1,427)	(319)	1,723
Acquired in-process research and
development costs	-	890	-	-	890
Company’s equity in results
of investee company	5,672	2,581	2,787	1,112	4,285
Minority interest	-	148	-	(153)	127
Loss (gain) from marketable
securities	169	1,278	(39)	281	1,648
Decrease (increase) in trade
receivables (including non-
current maturities of trade
receivables)	(22,893)	79,572	(12,006)	5,043	78,056
Decrease (increase) in other
receivables	(12,128)	9,977	2,569	2,942	3,565
Decrease (increase) in prepaid
expenses	(895)	1,983	455	(262)	3,325
Decrease (increase) in work
in progress	(2,600)	(1,241)	(2,080)	20	308
Decrease (increase) in inventories	(7,289)	19,088	(5,547)	6,042	38,127
Increase (decrease) in trade payables	21,250	(10,909)	606	214	(16,759)
Increase (decrease) in other
payable and accrued liabilities	4,416	(13,148)	(886)	(5,664)	(16,068)
Increase (decrease) in other
long-term liabilities	835	(27)	(8)	(21)	-
Increase (decrease) in liability
for employee severance benefits	(520)	(3,354)	1,571	427	(2,602)

Net cash provided by
operating activities	35,584	151,271	5,303	26,663	173,700

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statement of Cash Flows (cont'd)

	Nine months ended		Three months ended		Year ended
	September 30	September 30	September 30	September 30	December 31
	2006	2005	2006	2005	2005
	$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Cash flows (used in) provided
by investing activities
Investments in deposits, net	(395)	(1,507)	(791)	(910)	2,368
Software development
costs capitalized	(6,225)	(6,144)	(2,737)	(1,885)	(8,014)
Investment in property, plant
and equipment	(20,192)	(14,466)	(6,552)	(5,249)	(21,499)
Proceeds from sale of
property, plant and equipment	814	801	280	197	7,131
Payments for acquisition of
additional shares in consolidated
subsidiary	(1,100)	-	(1,100)	-	-
Acquisition of investee companies	(358)	(559)	(108)	(59)	(559)
Repayment of long-term loans
granted	506	-	289	-	-
Proceeds from realization of
an investee company	-	2,350	-	-	2,350
Investment in marketable
securities	(28,271)	(56,120)	(3,180)	(35,420)	(70,239)
Proceeds from realization of
marketable securities	38,173	26,011	18,855	14,195	32,401
Changes in assets held for
severance benefits	3,030	(376)	476	(506)	(1,006)
Acquisition of operation (A)	-	(10,677)	-	(5,323)	(13,605)
Acquisition of newly
consolidated subsidiary (B)	-	(85,923)	-	(1,222)	(85,923)
Net cash (used in) provided by
investing activities	(14,018)	(146,610)	5,432	(36,182)	(156,595)

Cash flows provided by
(used in) financing activities
Repayment of loans from banks	-	(30,000)	-	-	(30,000)
Exercise of stock options	10,313	3,076	278	428	4,299
Share issuance	-	35	-	-	35
Net cash provided by
(used in) financing activities	10,313	(26,889)	278	428	(25,666)
Effect of change in
exchange rate on cash	165	(1,207)	(66)	(162)	(1,793)
Net increase (decrease) in cash
and cash equivalents	32,044	(23,435)	10,947	(9,253)	(10,354)
Cash and cash equivalents
at beginning of period	63,828	74,182	84,925	60,000	74,182
Cash and cash equivalents
at end of period	95,872	50,747	95,872	50,747	63,828

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Interim Unaudited Consolidated Statement of Cash Flows (cont'd)

A. Acquisition of Operation

Nine months ended		Three months ended		Year ended
September 30	September 30	September 30	September 30	December 31
2006	2005	2006	2005	2005
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Net current assets	-	4,562	-	1,396	5,216
Liability for unpaid consideration	-	(3,178)	-	-	(250)
Property, plants and equipment	-	580	-	217	580
Core Technology	-	5,003	-	-	4,349
Goodwill	-	1,230	-	1,230	1,230
Other intangible assets	-	2,480	-	2,480	2,480

	-	10,677	-	5,323	13,605

B. Acquisition of newly consolidated subsidiary

Nine months ended		Three months ended		Year ended
September 30	September 30	September 30	September 30	December 31
2006	2005	2006	2005	2005
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Net current assets (other than cash)	-	11,055	-	-	11,055
Transaction costs payables	-	-	-	1,222	-
Property, plants and equipment	-	3,155	-	-	3,155
Long-term liabilities	-	(157)	-	-	(157)
Core Technology	-	33,820	-	-	33,820
In-process research and
development	-	890	-	-	890
Backlog	-	100	-	-	100
Goodwill	-	37,060	-	-	37,060

	-	85,923	-	1,222	85,923

C. Non-cash activities

Nine months ended		Three months ended		Year ended
September 30	September 30	September 30	September 30	December 31
2006	2005	2006	2005	2005
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Purchase of fixed assets	-	-	-	-	3,049

Fixed assets received as loan
consideration	224	-	-	-	-
Distribution of available for sale
securities as dividend in
kind (see Note 6B)	12,428	-	-	-	-

The accompanying notes are an integral part of these interim financial statements.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 1 - General

The interim consolidated financial statements are unaudited and prepared in a condensed format. The interim consolidated financial statements should be read in conjunction with Company's annual consolidated financial statements as of December 31, 2005 and the accompanying notes thereto. Information presented with respect to December 31, 2005 and the year then ended is derived from our audited consolidated financial statements as of and for the year then ended. Information with respect to September 30, 2006 and September 30, 2005 and the respective nine-month and three-month periods then ended is unaudited but, in the opinion of management, include all adjustments (all of which are of a normal recurring nature) necessary for a fair presentation of the interim financial information.

Note 2 - Significant Accounting Policies

A.
The accounting policies applied in the preparation of these interim consolidated financial statements are identical with those applied in the preparation of the latest annual consolidated financial statements, except as discussed in Note 2D and Note 3.

B.	The interim consolidated financial statements are prepared in accordance with accounting principles for preparation of financial statements for interim periods.

C.	The interim consolidated financial statements have been prepared in accordance with US GAAP and are reported in U.S. dollars.

D.	Certain amounts in prior year's financial statements have been reclassified.

E.
Because the financial statements of an investee company are not made available timely to ECI in order to apply the equity method of accounting, starting from the second quarter of 2006, the proportionate share of the results of operations of this investee company are included in ECI’s consolidated financial statements on a three month lag. The change in accounting principle did not have a material impact on the company’s financial position or results of operation.

Note 3 - Share Based Payments

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revision 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (“employee stock purchases”), based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the guidance in SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the nine-month and three-month periods ended September 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of the adoption of the recognition principles of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the nine-month and three-month periods ended September 30, 2006 was $ 9.4 million and $ 2.7 million, respectively.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 3 - Share Based Payments (cont'd)

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Interim Consolidated Statement of Operations for the nine-month and three-month periods ended September 30, 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value, estimated in accordance with the pro forma disclosure provisions of SFAS 123, and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company changed its method of attributing the value of stock-based compensation to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all share-based payment awards granted on or prior to December 31, 2005 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all share-based payment awards granted subsequent to December 31, 2005 is recognized using the straight-line single-option method. As stock-based compensation expense recognized in the Interim Consolidated Statement of Operations for the nine-month and three-month periods ended September 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

The Company used Black-Scholes option-pricing model (“Black-Scholes model”) method of valuation for share-based awards for purposes of complying with the pro forma disclosure requirements of SFAS 123, and has used the Black-Scholes option-pricing model for purposes of both the measurement and recognition of compensation expense for share-based award commencing January 1, 2006 coinciding with the effective date of adoption of SFAS 123 (R). The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 4 - Inventory

Inventory is comprised of the following:
September 30	September 30	December 31
2006	2005	2005
$ in thousands	$ in thousands	$ in thousands

Raw materials and components	61,254	38,060	47,970
Work in process	22,984	25,558	23,839
Finished products	70,014	101,730	75,154

	154,252	165,348	146,963

Note 5 - Shareholders' Equity

A. Authorized, issued and outstanding shares

Authorized
September 30	December 31
2006	2005
Number of shares

NIS 0.12 par value per ordinary share	200,000,000	200,000,000

1.	The Company’s shares (NIS 0.12 par value each) are traded in the United States on the over the counter market and are listed on the Nasdaq Stock Market.

2.	For details of the issued share capital see consolidated Statements of Changes in Shareholders’ Equity.

B.	Dividends

According to the Israeli corporate laws, dividends may be paid by the Company only out of accumulated earnings, or out of net income, in two consecutive years.

C.	Share incentive (stock options and restricted shares plans)

1.
The Company’s current stock option plans are the ECI Telecom Ltd. Key Employee Share Incentive Plan 1991 (the “1991 Plan”) and the ECI Telecom Ltd. Employee Share Incentive Plan 2002 (the “2002 Plan”, together the "ECI Plans"), which were adopted by the shareholders at the Annual General Meetings held respectively on August 29, 1991 and November 19, 2002. The ECI Plans will expire on December 31, 2012.

The ECI Plans provide that options may be granted to any employee, director, consultant or contractor of the Company pursuant to (a) one or more sub-plans designed to benefit from the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 and (b) any other share incentive plan approved by the Board of Directors of the Company.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont’d)

C.	Share incentive (stock options and restricted shares plans) (cont’d)

In January 2006, the Board of Directors approved an amendment to the 2002 Plan, which provided that, unless otherwise specified at the time of the award, options granted under subsequent option awards are exercisable on a “net exercise” basis: instead of issuing to the grantee the number of shares specified in the option award, the grantee will receive the number of shares having a market value equal to the difference between the exercise price and closing market price of our shares immediately prior to the date of exercise, multiplied by the number of options being exercised. The only amount payable by the grantee for the issue to him or her of the shares, is the aggregate par value of such shares, which amount may be waived.

Under the terms of the ECI Plans, as of September 30, 2006, the Company is authorized to grant options for a total of 32,760,700 shares, subject to anti-dilution adjustment. The option awards are personal and non-assignable and terminate automatically upon termination of employment (except for approved retirement or termination caused by death or disability or as otherwise approved by the Board of Directors or its Remuneration Committee).

Stock option awards during the reporting period

The principal stock option awards made by the Company to its employees and directors, during the nine months ended September 30, 2006 were as stated below. Unless otherwise stated, these stock options vest as follows: 12.5% after six months and, thereafter, a further 6.25% on the last day of each quarter over a period of 14 quarters. All the stated stock option awards are exercisable on a “net exercise” basis.

On February 1, 2006, the Company granted options for 200,000 shares at an exercise price of $ 8.37 per share.

On February 15, 2006, the Company granted options for 66,000 shares at an exercise price of $ 8.71 per share.

On February 21, 2006, the Company granted options for 70,000 shares at an exercise price of $ 8.62 per share.

On May 22, 2006, the Company granted options for 65,000 shares at an exercise price of $ 9.87 per share.

On July 25, 2006, the Company granted options for 105,000 shares at an exercise price of $ 7.05 per share.

On July 26, 2006, the Company granted options for 150,000 shares at an exercise price of $ 7.03 per share.

On August 7, 2006, the Company granted options for 100,000 shares at an exercise price of $ 6.49 per share.

On September 20, 2006, the Company granted options for 100,000 shares, in respect of the services of a director, at an exercise price of $ 7.86 per share, which fully vest on September 20, 2007.

None of the above stock options were granted at exercise prices below the market price on the date of the grant.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont’d)

C.	Share incentive (stock options and restricted shares plans) (cont’d)

Following approval by the board of directors, the Company’s shareholders approved adjustments to the terms of outstanding stock option awards, in order to preserve the intrinsic value of such stock options in light of the distribution to shareholders of the remaining 2.9 million shares held by the Company in ECtel Ltd. (See Note 6B). On June 26, 2006, immediately prior to the ex-dividend date for the distribution of the ECtel shares, the closing market price of the Company's shares on Nasdaq was $8.09 per share. As a result of the proposed distribution, the closing market price was adjusted to $7.99 per share, a reduction of $0.10 per share or approximately 1.25%. The provisions of the adjustments are set forth below and applied to stock options granted prior to June 29, 2006.

•	The exercise price of all outstanding stock options, other than those granted at zero exercise price, was reduced by $0.10 per share

•
In aggregate, an additional 7,708 stock options, at a zero exercise price, were granted to those persons who, on June 29, 2006, held ECI stock options with a zero exercise price. The number of additional stock options equated to approximately 1.25% of the zero-priced stock options held by each such grantee at June 29, 2006 (rounded down to the nearest whole share). The additional stock options are exercisable in the same proportions and will expire on the same dates as the original stock options.

No compensation expenses were recognized for the above modifications made to the exercise price and the number of shares, since no incremental fair value was incurred.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont’d)

C.           Share incentive (stock options and restricted shares plans) (cont’d)

2.
At the Annual General Meeting held on July 28, 2005, the Company's shareholders adopted the ECI Telecom Ltd. Employee Restricted Share Incentive Plan (the "ECI Restricted Share Plan"). The ECI Restricted Share Plan will expire on June 4, 2015. Restricted shares issued under the ECI Restricted Share Plan are issued from the same pool of shares available for the issue of stock options under the ECI Plans.

The ECI Restricted Share Plan provides that restricted shares may be granted to any employee, director, consultant or contractor of the Company (the "Participant"). The restricted shares are held in trust on behalf of a Participant until the Participant's interest in such restricted shares vests and they become freely transferable.

Should a Participant cease to remain in the employ or service of the Company, for any reason, while holding unvested restricted shares (except for termination caused by death or as otherwise approved by the Board of Directors or its Remuneration Committee), then those restricted shares shall either (i) be surrendered to the Company for cancellation, or (ii) be sold by the Participant to the Company (for consideration equal to the issue price of such shares), or (iii) shall be treated in any other manner that will assure that the Participants rights in such shares shall cease to exist; and the Participant shall have no further shareholder rights with respect to those restricted shares.

Unless determined otherwise by the Remuneration Committee, the restricted shares shall be fully vested after four years from the date of issuance according to the following schedule: 12.5% shall vest following the lapse of six months from the date of issuance and a further 6.25% shall vest on the last day of each quarter, during 14 consecutive quarters thereafter.

The fair value of the restricted shares as of the date of the issue is amortized over the vesting period.

Restricted shares issued during the reporting period

The restricted shares issued by the Company to its employees and directors, during the nine months ended September 30, 2006 were as stated below: Unless otherwise stated, these restricted shares vest in accordance with the above vesting schedule. The shares were issued for no cash consideration.

On February 1, 2006, the Company issued 2,987 restricted shares to a director. The shares vest and become transferable as follows: one third on February 1, 2007, a further one third on February 1, 2008 and the remaining one third on February 1, 2009.

On February 16, 2006, the Company issued 14,150 restricted shares to its employees.

On May 22, 2006, the Company issued 188,660 restricted shares to its employees. 1,500 of the restricted shares vest and become transferable in accordance with the above vesting schedule. The other 187,160 restricted shares vest and become transferable as follows: 50% on June 30, 2006, a further 25% on September 30, 2006 and the remaining 25% on December 31, 2006.

On May 30, 2006, the Company issued 70,810 restricted shares to its employees. The shares vest and become transferable as follows: 50% on June 30, 2006, a further 25% on September 30, 2006 and the remaining 25% on December 31, 2006.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont’d)

C.           Share incentive (stock options and restricted shares plans) (cont’d)

Restricted shares issued during the reporting period (cont’d)

On July 1, 2006, the Company issued 3,113 restricted shares to a director. The shares vest and become transferable as follows: one third on July 1, 2007, a further one third on July 1, 2008 and the remaining one third on July 1, 2009.

On July 25, 2006, the Company issued 5,000 restricted shares to an employee.

On September 20, 2006, the Company issued an aggregate of 20,238 restricted shares to six directors. The shares vest and become transferable in either two or three equal installments, over an approximate two or three year period.

On September 20, 2006, the Company issued an aggregate of 38,855 restricted shares to a director and a designee of a director. Half of the shares vested and became transferable immediately, a further one quarter on September 30, 2006 and the remaining one quarter vest and become transferable on December 31, 2006.

Unearned compensation on the grant of the restricted shares in the nine month period ended on September 30, 2006, as measured at the original grant date, totaling $2.98 million was calculated based on the market value of the shares on the date of grants and is being amortized over the vesting period.

Compensation expenses of $2.0 million and $0.83 million were recognized for the restricted shares granted during the nine and three month periods ended September 30, 2006.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont’d)

D. Share incentive and stock option plans

1. Stock options under the ECI Plans are as follows:
Nine months
ended	Year ended
September 30	December 31
2006	2005
Number of shares	Number of shares

Total number authorized at beginning of period	32,760,700	29,760,700
Increase in number authorized during period	-	3,000,000
Options unexercised and unvested restricted shares
at beginning of period	(21,732,191)	(19,447,184)
Options exercised and restricted shares vested prior to
beginning of period	(5,296,665)	(3,483,565)
Options granted during the period (*)	(864,157)	(4,062,995)
Options cancelled during the period	1,818,284	698,107
Restricted shares granted during the period	(343,813)	(742,776)
Restricted shares forfeited during the period	26,198	9,557

Available for future grants at the end of the period	6,368,356	5,731,844

Options exercised during the period (**)	5,304,917	1,697,867

(**) Average price of options exercised during
the period (in $)	1.94	2.53

Restricted shares vested during the period	327,888	115,233

Options unexercised and unvested restricted
shares at the end of period	15,462,874	21,732,191

Options unexercised and unvested restricted shares
vest as follows (1):
First year or thereafter	12,406,549	17,176,269
Second year or thereafter	2,067,233	2,303,899
Third year or thereafter	989,092	2,252,023

	15,462,874	21,732,191

(*) Including grants as a result of distribution of ECtel’s shares (see Note 6B).

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont'd)

D. Share incentive and stock option plans (cont’d)

2.	To be paid in NIS based on the rate of exchange of the dollar on the date of payment as follows:

	September 30	December 31
	2006	2005
Dollars per Share*	Number of shares	Number of shares

Restricted shares	607,713	617,986
Zero	472,483	2,098,362
$ 1.16 - $ 2.94	1,232,821	1,966,098
$ 3.01	1,331,712	3,921,429
$ 3.02 - $ 6.97	2,821,276	3,346,718
$ 7.03 - $ 8.61	1,369,453	901,574
$ 8.75	1,276,824	1,460,400
$ 8.91 - $ 9.12	1,465,201	1,761,451
$ 9.77 - $ 20.66	635,675	719,957
$ 23.66 - $ 26.04	25,500	175,500
$ 26.32	2,708,156	2,902,256
$ 27.17 - $ 29.19	1,188,510	1,231,010
$ 29.66 - $ 39.66	327,550	629,450

	15,462,874	21,732,191

*	The dollars per share exercise range figures were adjusted as a result of distribution of ECtel’s shares (see Note 6B).

E. Fair value method

1.
In October 1995 the Financial Accounting Standards Board (FASB) issued SFAS 123 “Accounting for Stock-based Compensation” which established financial accounting and reporting standards for stock-based compensation plans. The statement defines a fair value-based method of accounting for employee stock options and other stock-based awards.

As required by SFAS 123, the Company has determined the weighted average fair value per option of stock-based arrangements grants during the three months ended September 30, 2006, the nine months ended September 30, 2006, the year ended 2005, the three months ended September 30, 2005 and the nine months ended September 30, 2005 to be $2.5, $2.8, $3.9, $3.6 and $3.8, respectively. The fair values of stock based compensation awards granted were estimated using the “Black - Scholes” option pricing model with the following assumptions.

Option	Expected	Risk free
term	volatility	interest rate

Period of grant	Term	Volatility	Interest rate

Nine months ended September 30, 2006	3.0	58	4.8%
Nine months ended September 30, 2005	3.3	63	3.8%
Three months ended September 30, 2006	3.0	54	4.6%
Three months ended September 30, 2005	3.3	63	4.1%
Year ended December 31, 2005	3.0	63	3.8%

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 5 - Shareholders' Equity (cont'd)

E. Fair value method (cont’d)

2.
Had compensation expense for stock options granted under the Company’s stock option plans been recognized based on fair value at the grant dates consistent with the measurement method of SFAS 123, the Company’s net income and net income per share would have been as follows:

Nine months	Three months
ended	ended	Year ended
September 30	September 30	December 31
2005	2005	2005
$ in thousands	$ in thousands	$ in thousands

Net income, as reported	32,225	6,217	39,864
Add:
Stock based employee compensation
expenses included in reported net income,
net of related tax effects (nil)	792	751	2,040

Deduct:
Total stock-based employee compensation
expense determined under fair value-based
method for all awards, net of related tax
effects (nil)	(7,522)	(3,155)	(10,267)

Pro forma net income	25,495	3,813	31,637

Basic earnings per ordinary share

As reported	$0.29	$0.06	$0.36
Pro forma	$0.23	$0.03	$0.29

Diluted earnings per ordinary share

As reported	$0.27	$0.05	$0.34
Pro forma	$0.22	$0.03	$0.27

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 6 - Material Events in the Current Period

A.	In December 2004, the Company provided to Chiaro Networks Ltd. ("Chiaro"), a developer of infrastructure-class IP/MPLS routing platforms, two loans in the aggregate amount of $ 6 million.
The loans are secured by a first-priority floating charge over substantially all of Chiaro's assets.

During 2005, the business of Chiaro deteriorated significantly and in January 2006, Chiaro ceased doing business. Accordingly, Management determined that the Company may be unable to collect all amounts due according to the contractual terms of the loans agreement and therefore, a provision of $3 million in respect thereof was recorded in the consolidated financial statements for the year ended December 31, 2005. The Company as the sole secured creditor subsequently took the steps necessary to realize Chiaro's assets, including cash, tangible assets and intellectual property and, during the nine month period ended September 30, 2006, the Company foreclosed the assets of Chiaro in the US and has already realized $0.7 million of Chiaro’s assets. The Company also commenced legal proceedings in Israel for the purpose of putting Chiaro into receivership and realizing the assets of the Israeli Company. The Company believes that the fair market value of Chiaro’s remaining assets is no less than the carrying amount of the uncollected debt of Chiaro as of September 30, 2006.

B.
Pursuant to a resolution of the Company's Board of Directors approved in June 2006, the Company distributed 2.9 million shares of ECtel Ltd. to the Company's shareholders of record as of June 29, 2006, resulting in the recognition of a net gain of $4.1 million, which was recognized in the nine-month period ended September 30, 2006, under other income. These shares constituted approximately 15.9% of ECtel's outstanding shares. The shares were transferred to a trust for the benefit of the Company’s shareholders on June 29, 2006, and were distributed on July 11, 2006.

Following the said transactions and in order to preserve the intrinsic value of outstanding stock options of the Company under the stock option plans, the Company adjusted the exercise price of the options and, in the case of zero-priced stock options, granted additional stock options to the holders. (See Note 5C).

Note 7 - Segment Reports

1. Segment activities disclosure:

Segment information is presented in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and internal financial reports used by management to run the business.

2. Operational segment disclosure:

Nine months ended September 30, 2006
Optical	Broadband	Data
Networks	Access	Networking	Other	Consolidated
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Revenues	282,486	184,776	8,671	26,378	502,311

Operating expenses (*)	238,192	169,526	38,164	38,724	484,606

Operating income (loss)	44,294	15,250	(29,493)	(12,346)	17,705

(*)	Includes cost of sales, research and development costs, selling and marketing expenses, general and administrative expenses.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 7 - Segment Reports (cont'd)

2. Operational segment disclosure: (cont'd)

Nine months ended September 30, 2005
Optical	Broadband	**Data
Networks	Access	Networking	Other	Consolidated
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Revenues	242,887	194,512	2,398	20,976	460,773

Operating expenses (*)	216,383	175,163	12,475	29,482	433,503
Recovery of
doubtful debts	-	-	-	(10,356)	(10,356)
Impairment of loans	-	-	-	3,000	3,000
Acquired in-process
research and
development costs	-	-	890	-	890

Operating income (loss)	26,504	19,349	(10,967)	(1,150)	33,736

Three months ended September 30, 2006
Optical	Broadband	Data
Networks	Access	Networking	Other	Consolidated
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Revenues	101,494	56,529	3,663	8,342	170,028

Operating expenses (*)	84,658	51,117	12,675	12,626	161,076

Operating income
(loss)	16,836	5,412	(9,012)	(4,284)	8,952

Three months ended September 30, 2005
Optical	Broadband	**Data
Networks	Access	Networking	Other	Consolidated
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Revenues	84,710	68,458	2,007	7,254	162,429

Operating expenses (*)	71,996	64,003	9,723	10,171	155,893

Operating income (loss)	12,714	4,455	(7,716)	(2,917)	6,536

(*)	Includes cost of sales, research and development costs, selling and marketing expenses, general and administrative expenses.

(**)	From June 3, 2005 (See Note 19B to Company's annual consolidated financial statements as of December 31, 2005).

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 7 - Segment Reports (cont'd)

2. Operational segment disclosure: (cont'd)

Year ended December 31, 2005
Optical	Broadband	**Data
Networks	Access	Networking	Other	Consolidated
$ in thousands	$ in thousands	$ in thousands	$ in thousands	$ in thousands

Revenues	330,684	262,453	4,289	32,492	629,918

Operating expenses (*)	290,977	237,990	23,930	36,409	589,306

Operating income
(loss)	39,707	24,463	(19,641)	(3,917)	40,612

(*)	Includes cost of sales, research and development costs, selling and marketing expenses, general and administrative expenses.

(**)	From June 3, 2005 (See Note 19B to Company's annual consolidated financial statements as of December 31, 2005).

Note 8 - Contingencies

1.
Following the reduction in workforce in accordance with the reorganization plan of the Company that was implemented in 2002, claims and demands for higher amounts of severance pay were submitted by certain former employees. Management of the Company believes, based on the opinion of its legal advisors that the effect, if any, of the results of such claims and demands on the financial position of the Company and the results of its operations, will be immaterial and the provisions which are included in the financial statements in respect thereof are appropriate and sufficient.

2.
The Company conducts negotiations from time to time with international technology companies (“technology companies”) regarding allegations that it is using certain patents owned by the technology companies in its products. Although the Company cannot assess each negotiation for its merit, it estimates that any settlement, if needed, will not have a material adverse effect on the Company's financial position or results of operations.

3.
In December 1999, an agreement was signed with SCI Systems ("SCI") for the sale of a plant which manufactures electronic components. SCI is one of the largest manufacturers of electronic components in the world. As part of the agreement, SCI will, for several years to come, be the subcontractor for part of the manufacturing activities of the Company, on a cost plus basis.

The Company was in dispute with SCI as to the interpretation of certain aspects of the agreement, such as volume commitments; discount terms for large orders; the minimum size of orders; timing; untimely payments etc.

The dispute was referred to an arbitrator in December 2002. Subsequently, the arbitration was put on hold and the parties appointed an independent mediator in an additional attempt to settle this dispute.

In April 2006, the Company reached a settlement with Sanmina-SCI pursuant to which the Company undertook to immediately pay Sanmina-SCI the sum of $3.5 million. There may be additional contingent payments, depending on the volume of orders placed with Sanmina-SCI during the next six years.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 8 - Contingencies (cont'd)

3.	(cont’d)

In addition, the Company undertook to reimburse Sanmina-SCI an amount of $2.3 million for pension payments made by the latter to agreed employees.

Provisions have been included in the financial statements in respect to this matter in prior years, were appropriate and sufficient and the ultimate settlement is not expected to have a material effect, if any, on the Company's results of operations in 2006 and future years.

4.
Several claims have been submitted against the Company and against consolidated subsidiaries, resulting from ordinary business operations inter alia, for using patents owned by others. The Company's Management based mainly on opinions of its legal advisors, believes that the effect, if any, of the results of such claims on the financial position of the Company and the results of its operations will be immaterial and the provisions which are included in the financial statements in respect thereof are appropriate and sufficient.

5.
In 1997, an investigation was commenced by the Israeli Comptroller of Restrictive Trade Practices (“comptroller”) regarding alleged price fixing and non-competitive practices among Tadiran Telecommunications Ltd. (“TTL”), Tadiran Ltd (“Tadiran” - the parent company of TTL) and Telrad Telecommunications and Electronics Industries Ltd., a subsidiary of Koor Industries Ltd. (a significant shareholder of the Company and Tadiran Ltd.).

In 2004, the Company was informed that the comptroller has ceased the investigation without taking any action against the Company.

In September 2004, following the completion of the investigation by the comptroller mentioned above, a claim was filed against Bezeq (Israel's national telecommunications provider), Koor, TTL, Tadiran and Telrad in the District Court of Tel Aviv-Jaffa. Attached to the claim was a request for certification thereof as a class action, brought in the name of all Bezeq customers against the aforesaid companies, including the Company, in an amount of $ 397 million.

In March 2005 the Company and the other respondents filed their respective answers to the request to certify the claim as a class action. The applicant filed his reply to the respondents’ answers in December 2005.

Management of the Company believes, in light of the advice of its legal counsel, that the allegations against the Company are without merit and therefore no provision was recorded in respect thereto in the financial statements.

6.
In January 2005, the Company was named as a defendant in a purported class action complaint filed in the United States against ECtel, certain officers and directors of ECtel, and ECI. The complaint alleges violations of U.S. Federal Securities Laws by ECtel and breach of fiduciary duties by the individual defendants, in connection with disclosure of ECtel's financial results between April 2001 and April 2003. It also alleges that ECI was the controlling shareholder of ECtel during this period and, as such, influenced and controlled the purported actions by its subsidiary. Damages claimed by the plaintiff were not quantified.

In July 2006, the United States District Court for the District of Maryland granted ECI's and ECtel's motions to dismiss the securities class action lawsuit. The plaintiff has the right to appeal.

In August 2006, the plaintiff filed a motion for reconsideration, alleging new evidence against ECtel. No further action has been taken by the court.

ECI based on the opinion of its legal advisors believes that the allegations made in the complaint with respect to it are without merit, and accordingly no provision in respect thereof has been included in the consolidated financial statements.

ECI Telecom Ltd.

Notes to the Interim Consolidated Financial Statements

Note 9 - Relevant Recently Enacted Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”) FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing this new standard to determine its effects, if any, on its results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact its financial position and results of operations.

Note 10 - Subsequent Events

On October 20, 2006 an investee company filed an S-1 Registration Statement with the SEC relating to its proposed initial public offering, in which ECI may also sell shares. The number of shares to be offered and the price range for the offering have not yet been determined. The registration statement has been filed with the SEC but has not yet become effective.